IES HOLDINGS, INC.
AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN
FORM PHANTOM STOCK UNIT AWARD AGREEMENT (TIME-BASED)

THIS PHANTOM STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of [ ] (the “Grant Date”) by and between IES Holdings, Inc., a Delaware corporation (the “Company”), and [ ] (the “Participant”) pursuant to the terms and conditions of the Company’s Amended and Restated 2006 Equity Incentive Plan dated as of February 9, 2016 (the “Plan”), in respect of [ ] Phantom Stock Units. All capitalized terms not defined herein without a separate definition shall have the meaning set forth in the Plan.
Section 1. Phantom Stock Unit Award. This Agreement governs an Award of Phantom Stock Units pursuant to the Plan. Each Phantom Stock Unit represents a contractual right in respect of one share of Stock, subject to the satisfaction in full of the service conditions specified herein and the other terms and conditions set forth in this Agreement. The Participant is granted the number of time-vesting Phantom Stock Units set forth above (the “Time-Vesting Phantom Stock Units”).

Section 2. Time-Vesting Phantom Stock Units. Subject to the service requirement set forth in Section 3, the Time-Vesting Phantom Stock Units shall vest on [ ] (the “Scheduled Vesting Date”) and payment in respect of the Time-Vesting Phantom Stock Units that become vested on the Scheduled Vesting Date shall be made within 30 days following the Scheduled Vesting Date.

Section 3. Service Vesting Requirement. Except as otherwise expressly specified below, the Participant shall vest in the Time-Vesting Phantom Stock Units only if the Participant remains continuously employed by the Company or any majority-owned subsidiary thereof from the Grant Date until the Scheduled Vesting Date. Except as otherwise provided in this Agreement, if the Participant does not remain continuously employed by the Company or any majority-owned subsidiary thereof from the date hereof until the Scheduled Vesting Date, all of the unvested Time-Vesting Phantom Stock Units subject to this Award shall be immediately forfeited for no consideration and the Participant’s rights with respect thereto shall cease upon termination of the Participant’s employment.

Notwithstanding the foregoing, if the Participant’s employment terminates prior to the Scheduled Vesting Date (i) due to the Participant’s death, (ii) due to the Participant’s Disability, (iii) by the Company without Cause, or (iv) by the Participant for Good Reason, the Participant shall be deemed to have become vested in a pro-rated portion of the Phantom Stock Units awarded hereunder (based on the pro-rating formula below), without regard to the actual achievement of the service condition under this Section 3.

The pro-rated portion of any Time-Vesting Phantom Stock Units awarded hereunder shall be determined as follows: the number of Time-Vesting Phantom Stock Units multiplied by a fraction (a) the numerator of which is the number of days of the Participant’s service from and including the Grant Date through the date of termination of employment; and (b) the denominator of which is the total number of days from and including the Grant Date through the Scheduled Vesting Date.

For purposes of this Agreement,

“Cause” means (i) the Participant’s gross negligence in the performance or intentional nonperformance of any of the Participant’s material duties and responsibilities to the Company or any of its affiliates; (ii) the Participant’s dishonesty, theft, embezzlement or fraud with respect to the business, property, reputation or affairs of the Company or any of its affiliates, (iii) the Participant’s conviction of, or a plea of other than not guilty to, a felony or a misdemeanor involving moral turpitude; (iv) the Participant’s confirmed drug or alcohol abuse that materially affects the Participant’s service or violates the Company’s drug or alcohol abuse policy; (v) the Participant’s violation of a material Company personnel or similar policy, such policy having been made available to the Participant; or (vi) the Participant’s having committed any material violation of any federal or state law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, without limitation, any such order consented to by the Participant in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

“Good Reason” shall mean the voluntary termination of the Participant’s employment because of the occurrence of any of the following without the Participant’s written consent: (i) a material reduction in the Participant’s duties and responsibilities; (ii) a material reduction in the Participant’s annual rate of base cash compensation; or (iii) following a Change in Control, a change in the location of the Participant’s principal place of employment to a location more than 50 miles from that in effect immediately prior to the Change in Control. No event or condition described in the foregoing shall constitute Good Reason unless, (x) within 30 days from the Participant first acquiring actual knowledge of the existence of the Good Reason condition, the Participant provides the Company written notice of the Participant’s intention to terminate the Participant’s employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of the Company’s receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter); and (z) the Participant terminates the Participant’s employment with the Company immediately following expiration of such 30-day period. Any attempt by the Company to correct a stated Good Reason shall not be deemed an admission by the Company that the Participant’s assertion of Good Reason is valid.

Notwithstanding the foregoing and anything in this Agreement or the Plan to the contrary, if the Participant is a participant in any Company severance plan (the “Severance Plan”), the Severance Plan shall govern the treatment of unvested Phantom Stock Units if the Participant’s employment is terminated prior to the Scheduled Vesting Date due to the Participant’s (i) death, (ii) Disability (as defined in the Severance Plan), or (iii) Qualifying Termination (as defined in the Severance Plan).

Section 4. Effect of a Change in Control. Notwithstanding the provisions of Section 3 hereof, or in any other benefit plan or agreement to the contrary, this Section 4 shall apply to determine the vesting of the unvested Phantom Stock Units immediately following the occurrence of a Change in Control prior to a Vesting Date.

If, immediately following the occurrence of the Change in Control, the value of the Time-Vesting Phantom Stock Units is determined by reference to a class of stock that is publicly traded on an established U.S. securities market (a “Publicly Traded Stock”), including by reason of an adjustment pursuant to Section 6 or the assumption of this Award by the corporation surviving any merger or other corporate transaction or the publicly traded parent corporation thereof (the “Successor Corporation”), the Participant’s rights with respect to the Time-Vesting Phantom Stock Units shall become vested subject only to satisfaction of the service conditions specified in Section 3.

If the value of the unvested Time-Vesting Phantom Stock Units is not determined by reference to a Publicly Traded Stock immediately following the occurrence of the Change in Control, whether because the Successor Corporation does not have Publicly Traded Stock or determines not to assume this Award, the unvested Time-Vesting Phantom Stock Units subject to this Award shall vest in full upon the occurrence of such Change in Control.

Any Time-Vesting Phantom Stock Units that become vested pursuant to this Section 4 shall be payable in accordance with Section 5 hereof; provided that, notwithstanding the foregoing and anything in this Agreement or the Plan to the contrary, if the Participant is a participant in a Severance Plan at the time he or she experiences a Qualifying Termination (as defined in the Severance Plan) upon the occurrence of a Change in Control prior to the Scheduled Vesting Date, the terms of the Severance Plan shall apply to any vesting of this Award.

Notwithstanding the foregoing, in any circumstance or transaction in which compensation payable pursuant to this Agreement would be deemed to be deferred compensation under Section 409A (as defined below), then “Change in Control” means, but only to the extent necessary to prevent such compensation from becoming subject to adverse tax consequences under Section 409A, a transaction or circumstance that satisfies the requirements of both (1) a Change in Control as defined in the Plan, and (2) a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).

Section 5. Settlement. Unless the Committee shall direct that the Company settle any Time-Vesting Phantom Stock Units that become payable following the occurrence of a Change in Control in cash, the Time-Vesting Phantom Stock Units shall be settled in Shares (or any other equity to which the Time-Vesting Phantom Stock Units relate by reason of an adjustment pursuant to Section 6 or an assumption of this Award by a Successor Corporation). If the Committee determines to settle such Time-Vesting Phantom Stock Units in cash, the amount of cash payable shall be based upon the Fair Market Value of a share of Stock (or any other equity to which the Time-Vesting Phantom Stock Units relate by reason of an adjustment pursuant to Section 6) on the date the Phantom Stock Units vest. Any payment made in settlement of Time-Vesting Phantom Stock Units shall be subject to any and all applicable tax withholding requirements, which may be effected from any shares issuable in respect thereof by withholding therefrom the greatest number of whole shares having a Fair Market Value equal to the maximum amount that may be withheld by law.

Section 6. Adjustments for Corporate Transactions. In the event that there shall occur any Recapitalization the number of (and, if applicable, securities related to) the Phantom Stock Units shall be adjusted by the Committee in such manner as the Committee determines is necessary or appropriate to prevent any enhancement or diminution of the Participant’s rights and opportunities hereunder. To the extent that the Phantom Stock Units awarded herein shall be deemed to relate to a different number of Shares or different securities as a result of any such adjustment, such additional number of shares or other securities shall be subject to the restrictions of the Plan and this Agreement and the vesting conditions specified herein.

Section 7. Tax Withholding. To the extent this Award results in compensation income to the Participant upon grant or vesting, the Participant must deliver to the Company at that time such amount of money as the Company may require to meet its tax withholding obligations under applicable laws or make such other arrangements to satisfy such withholding obligations as the Company, in its sole discretion, may approve; provided, however, that unless the Participant otherwise requests in writing or the Committee shall otherwise determine, the Company shall instead withhold or “net” from the Shares otherwise to be issued to the Participant the greatest number of whole Shares having a Fair Market Value not in excess of the lesser of (i) the Company’s tax withholding obligations and (ii) the maximum amount that may be withheld from such payment without the Company having to apply liability accounting for financial accounting purposes.
Section 8. Modification. Except to the extent permitted by the Plan, any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.
Section 9. Golden Parachute Excise Tax. Notwithstanding anything in this Agreement to the contrary, if the Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits to be provided to the Participant under this Agreement, together with any other payments and benefits to which the Participant has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) (collectively, “Participant’s Parachute Payment”), then the Participant’s Parachute Payments (a) shall be reduced (but not below zero) by the minimum amount necessary so that no portion of the amounts to be received will be subject to the excise tax imposed by Section 4999 of the Code or (b) shall be paid in full, whichever of (a) and (b) produces the better “net after-tax” benefit to the Participant (taking into account all applicable taxes, including any excise tax imposed under Section 4999 of the Code). To the extent that the Participant is party to any arrangement with the Company that provides for the payment of cash severance benefits, the benefits payable thereunder shall be reduced (but not below zero) in accordance with the provisions of such arrangement prior to any reduction in the benefits payable hereunder. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.

Section 10. Restrictions on Transfer. Neither this Award nor any Phantom Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the

Participant, other than to the Company as a result of forfeiture of the Phantom Stock Units as provided herein.

Section 11. No Shareholder Rights. The Phantom Stock Units granted pursuant to this Award, whether or not vested, will not confer upon the Participant any rights as a shareholder, including, without limitation, the right to receive or to be credited with any dividends or dividend equivalents or to vote any Shares, unless and until the Award is paid in Shares in accordance with the terms hereof. Nothing in this Section 11 shall be construed to override the right of a Participant to have the number of Phantom Stock Units adjusted in accordance with the provisions of Section 6 hereof.

Section 12. Award Subject to Plan. This Award of Phantom Stock Units is subject to the terms of the Plan, the terms and provisions of which are hereby incorporated by reference. Unless otherwise expressly provided herein, nothing in this Agreement shall be construed to limit any authority afforded to the Committee pursuant to the terms of the Plan. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.

Section 13. No Right of Employment. Nothing in this Agreement shall confer upon the Participant any right to continue as an employee of, or other service provider to, the Company or any of its subsidiaries, nor interfere in any way with the right of Company or any such subsidiary to terminate the Participant’s employment or other service at any time or to change the terms and conditions of such employment or other service.

Section 14. No Guarantee of Tax Consequences. None of the Board, the Committee, the Company or any affiliate of any of the foregoing makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to the Participant (or to any person claiming through or on behalf of the Participant) and shall have no liability or responsibility with respect to taxes (and penalties and interest thereon) imposed on the Participant (or on any person claiming through or on behalf of the Participant) as a result of this Agreement.

Section 15. Section 409A. Notwithstanding the other provisions hereof, this Agreement is intended to comply with or otherwise be exempt from the requirements of Section 409A of the Code and the regulations and administrative guidance promulgated thereunder (“Section 409A”), to the extent applicable, and this Agreement shall be interpreted to avoid any taxes or penalty sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with or otherwise be exempt from Section 409A. All payments to be made upon a termination of the Participant’s employment under this Agreement that constitute deferred compensation for purposes of Section 409A may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. Any amount payable to the Participant pursuant to this Agreement during the six (6) month period immediately following the date of the Participant’s termination of employment that is not otherwise exempt from Section 409A, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of the Participant’s separation from service, the Company’s (or any entity required to be aggregated with the Company under Section 409A) stock is publicly-traded on an established securities market or otherwise and the Participant is a “specified employee” (as defined in Section 409A), then the Company shall postpone the commencement of the payment of Excess Amount for six (6) months following the date of the Participant’s termination of employment. The delayed Excess Amount shall be paid in a lump sum to the Participant on the Company’s first normal payroll date following the date that is six (6) months following the date of the Participant’s termination of employment. If the Participant dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A, such Excess Amount shall be paid to the Participant’s estate within sixty (60) days after the Participant’s death.

Section 16. Clawback. Notwithstanding any other provisions in the Plan or this Agreement, any compensation payable pursuant to this Agreement that is subject to recovery under the Company’s Incentive Award Recoupment Policy, as amended from time to time, or any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such Incentive Award Recoupment Policy, law, government regulation or stock exchange listing requirement (or any other policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 17. Data Privacy. The Participant expressly authorizes and consents to the collection, possession, use, retention and transfer of personal data of the Participant, whether in electronic or other form, by and among Company, its Affiliates, third-party administrator(s) and other possible recipients, in each case for the exclusive purpose of implementing, administering, facilitating and/or managing the Participant’s Awards under, and participation in, the Plan. Such personal data may include, without limitation, the Participant’s name, home address and telephone number, date of birth, Social Security Number, social insurance number or other identification number, salary, nationality, job title and other job-related information, tax information, the number of Company shares held or sold by the Participant, and the details of all Awards (including any information contained in this Award and all Award-related materials) granted to the Participant, whether exercised, unexercised, vested, unvested, cancelled or outstanding.

Section 18. Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature

Section 19. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

Section 20. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.
Section 21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
Section 22. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.
[SIGNATURES ON NEXT PAGE]

By signing below, the Participant accepts this Award, and acknowledges and agrees that this Award of Phantom Stock Units is granted under and governed by the terms and conditions of the Plan and this Agreement.

PARTICIPANT:     IES HOLDINGS, INC.: